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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CONTACT:
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07/10/01                      Investors: Mary Healy,    630/623-6429
                              Media:     Anna Rozenich, 630/623-7316


         McDONALD'S NAMES MATTHEW H. PAULL AS CHIEF FINANCIAL OFFICER
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OAK BROOK, IL -- McDonald's Corporation today named Matthew H. Paull as
Executive Vice President and Chief Financial Officer, effective immediately, succeeding Michael Conley who is retiring.

"We have conducted an extensive search for the Chief Financial Officer position, looking at numerous external and internal candidates. In Matt Paull, we have the best qualified and most complete person for the job," said Jack M. Greenberg, Chairman and Chief Executive Officer, McDonald's Corporation. "His broad range of experience working with diverse businesses in his previous career, coupled with his deep understanding of McDonald's and the complexities of managing our global financial operation, make him uniquely qualified.

"Matt has earned an unparalleled reputation inside McDonald's for his integrity, objectivity, intelligence and teamwork and I am confident that his experiences and abilities will serve the company and our investors well," added Greenberg.

Paull has been a Senior Vice President - Finance at the company since 1999. His responsibilities have included supervising tax, insurance, and facilities and systems departments. He has served as a leader on a variety of financings and special projects. Most recently, he assisted McDonald's Japan in preparing for their initial public offering and was heavily involved in the company's investment in Pret A Manger.

"I am excited about this opportunity to work along side Jack Greenberg and all the talented people that I admire at McDonald's," said Paull. "I look forward to sharing with investors and the financial community all the tremendous initiatives that local McDonald's management teams, franchisees and restaurant employees are taking to satisfy customers, grow the business and create shareholder value."

Prior to joining McDonald's in 1993, Paull was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career there. His practice included consulting with many large multinational corporations.

McDonald's is the world's leading food service retailer with about 29,000 restaurants in 121 countries serving 45 million customers each day.

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